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                                                                Exhibit 10.40

                              REINSURANCE AGREEMENT

                                     BETWEEN

                    COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

                                       AND

                         ALLSTATE LIFE INSURANCE COMPANY

                                    RECITALS

This Reinsurance Agreement (hereinafter "Agreement") is made and entered into by and between COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Texas (hereinafter "Ceding Company") and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Illinois (hereinafter the "Reinsurer").

WHEREAS, the Ceding Company desires to cede to the Reinsurer, and the Reinsurer desires to accept on a coinsurance basis 100% of the Ceding Company's Net Ceded Liabilities (as defined in Article I below) under annuity contracts and supplemental agreements, as specified in this Agreement;

NOW THEREFORE, the Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated in this Agreement.

                                    ARTICLE I
                                   DEFINITIONS

Unless otherwise defined herein, as used in this Agreement the following terms shall have the meanings ascribed to them below:

A. "Annual Statement" shall mean the Ceding Company's Life and Accident and Health Companies Annual Statement for the General Account as filed with the Texas Insurance Department.

B.   "Code" shall mean the Internal Revenue Code of 1986, as amended.

C. "Commission and Expense Allowance" shall have the meaning set forth in Exhibit B.

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D.   "Effective Date" shall mean the effective date of this Agreement, which shall be June 30, 2000.

E.   "Excluded Liabilities" shall mean (i) Extra-Contractual Obligations, and
     (ii) liabilities ceded by Ceding Company under Third-Party Reinsurance Agreements.

F. "Extra-Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including without limitation, any act, error or omission relating to: (i) the marketing, underwriting, production, issuance, cancellation or administration of the Policies; (ii) the handling of claims in connection with the Policies; or (iii) the failure to pay or the delay in payment of benefits or claims, under or in connection with the Policies.

G. "Initial Settlement Date" shall have the meaning set forth in Article IV of this Agreement.

H. "Net Benefits" shall mean the actual amounts paid or incurred by the Ceding Company with respect to the Policies for all surrenders, withdrawals (full and partial), death benefits, annuitizations, and payments on supplemental contracts, net of Excluded Liabilities.

I. "Net Ceded Liabilities" shall mean any and all liabilities of the Ceding Company arising under the Policies, but shall not include Excluded Liabilities.

J. "Net Premiums" shall mean the premiums due the Ceding Company with respect to the Policies.

K. "Net Statutory Reserves" shall have the meaning set forth in Article IV of this Agreement.

L. "Policy or Policies" shall mean the insurance contracts defined in Exhibit A which are underwritten or reinsured by the Ceding Company. For the avoidance of doubt, "Policies" refers to annuity contracts which are in-force on the Effective Date or issued after the Effective Date, including (i) any supplemental agreements or benefits arising out of the Policies, (ii) policies, or portions thereof, recaptured by the Ceding Company under Third-Party Reinsurance Agreements, and (iii) Policies reinsured by Ceding Company.

M. "Reinsurance Settlement" shall have the meaning set forth in Article V of this Agreement.

N.   "Terminal Accounting and Settlement" shall have the meaning set forth in
     Article XIV of this Agreement.

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O.   "Third-Party Reinsurance Agreements" shall mean any written reinsurance agreements under which Ceding Company has ceded liabilities with respect to the Policies, other than this Agreement.

                                   ARTICLE II
                              BASIS OF REINSURANCE

The Ceding Company agrees to cede and the Reinsurer agrees to accept Net Ceded Liabilities. The reinsurance provided hereunder shall be on a 100% coinsurance basis.

                                   ARTICLE III
                 LIABILITY OF REINSURER; COINSURANCE PROVISIONS

A. All of the Net Ceded Liabilities shall be reinsured pursuant to the terms of this Agreement as of the Effective Date.

B. The liability of the Reinsurer with respect to Policies in force on the Effective Date will begin on the Effective Date. The liability of the Reinsurer with respect to any application received or any contract issued after the Effective Date and reinsured hereunder will begin simultaneously with that of the Ceding Company. The Reinsurer's liability with respect to any Policy will terminate on the date the Ceding Company's liability on such contract terminates or the date this Agreement is terminated, whichever is earlier. However, termination of this Agreement will not terminate the Reinsurer's liability for Net Benefits prior to the date of termination. If any of the Policies are reduced or terminated by payment of a death benefit, withdrawal or surrender, the reinsurance will be reduced proportionately or terminated.

C. The reinsurance provided under this Agreement is subject to the same limitations and conditions as set forth in the Policies.

D. Ceding Company shall not make any changes after the Effective Date in the provisions and conditions of a Policy except with Reinsurer's prior written consent and/or to the extent that any change is required in the reasonable judgment of Ceding Company, under any law, rule or regulation. Reinsurer and Ceding Company shall fully cooperate with each other to effect any such changes in the provisions and conditions of a Policy in compliance with any applicable law, rule or regulation.

E. Some of the Policies ceded under this Agreement provide that the Ceding Company may in its discretion, from time to time, as provided in the policy or contract, declare interest rates, cost of insurance rates, premium payments or other non-guaranteed elements that are or affect required premium payments or are used to determine policy or contract values. The Ceding Company agrees, while this Agreement is in effect, to set such

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     discretionary interest rates, cost of insurance rates, premium rates or other non-guaranteed elements to be declared on the Policies and the effective dates thereof, taking into account the recommendations of the Reinsurer with respect thereto. After giving due consideration to Reinsurer's recommendations, Ceding Company may, in its discretion, either follow or reject such recommendations. The Ceding Company and Reinsurer agree to fully cooperate in obtaining any required regulatory approvals in connection with setting or changing such discretionary interest rates, cost of insurance rates, premium rates or other non-guaranteed elements.

                                   ARTICLE IV
                                RESERVE TRANSFERS

A. On June 30, 2000, an estimate shall be made of the net statutory reserves as calculated in B(i) below ("Net Statutory Reserves"). After receiving approval from all necessary regulatory authorities, assets consisting of policy loans, cash and investments (at market value) including accrued investment income and net of unearned investment income shall be transferred by the Ceding Company to the Reinsurer in an amount equal to the Net Statutory Reserves.

B. Within ninety (90) days following the Effective Date ("Initial Settlement Date"), Ceding Company shall pay to Reinsurer, or receive from Reinsurer, as the case may be, cash in an amount equal to (i) less (ii), where (i) and
     (ii) are as defined below. Ceding Company shall also pay to Reinsurer, or receive from Reinsurer, as the case may be, interest on such amount at the rate specified in (iii) below.

     (i) Net Statutory Reserves determined as the portion of the following items (a) through (e), minus items (f) and (g) attributable to the Policies (or portion of such policies) ceded to Reinsurer under this Agreement. The applicable portion of these items will be calculated as of the Effective Date and will be based on the corresponding items from Ceding Company's Annual Statement.

ITEM   NAIC STATEMENT REFERENCE*         DESCRIPTION

(a)    Page 3, Line 1                    Aggregate reserve for life policies
                                         and contracts

(b)    Page 3, Line 3                    Supplementary contracts without life
                                         contingencies

(c)    Page 3, Lines 4.1 & 4.2           Policy and contract claims

(d)    Page 3, Line 9                    Premium and annuity considerations

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                                         received in advance

(e)    Page 3, Lines 11.1, 11.2 & 11.3   Policy and contract liabilities not
                                         included elsewhere

(f)    Page 2, Line 15                   Life insurance premiums and annuity
                                         considerations deferred and
                                         uncollected

(g)    Page 40, Column 3, Line 32        Interest Maintenance Reserve
                                         adjustment for current year's liability
                                         gains\losses released from the reserves
                                         resulting from this transaction

*References herein are to the 1999 NAIC Statutory Statement. Appropriate adjustments will be made for changes, if any, in the NAIC Statutory Statement on or after the Effective Date.

     (ii) The amount transferred under Paragraph A of this Article IV.

     (iii) Interest on cash transferred at an effective rate of seven percent (7%) per annum, simple rate, from the Effective Date to the Initial Settlement Date.

C. Within ninety (90) days following the recapture by Ceding Company of any business ceded under Third-Party Reinsurance Agreements, Ceding Company shall pay to Reinsurer assets with statutory book value equal to (i) X [1+(ii)(iii)/365], where (i) through (iii) are as defined below:

     (i)  Net Statutory reserves, as defined in Paragraph A, Item (i) of this
          Article IV, attributable to the policies recaptured. The applicable portion of these items will be calculated as of the end of the month following the date of recapture.

     (ii) The 90-day Treasury Bill rate on the effective date of the recapture.

     (iii) The number of days between the end of the month following the date of recapture and the date when payment is made.

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                                    ARTICLE V
                            SETTLEMENT AND REPORTING

A. While this Agreement is in effect, in addition to the periodic cash transfers related to policy cash flows, a reinsurance settlement shall be payable between the Ceding Company and the Reinsurer at least each calendar quarter with respect to the Net Ceded Liabilities ("Reinsurance Settlement"). The Reinsurance Settlement shall be equal to Item (i) less the sum of Items (ii) through (iv) below.

     (i) Earned Premiums ceded (defined consistent with the Annual Statement line items referenced in this subparagraph) to the Reinsurer by the Ceding Company under this Agreement, and as currently represented on Annual Statement page 4, Lines 1 through 3A before the adjustments needed to reflect this Agreement with respect to the Ceding Company.

     (ii) Commission and Expense Allowances calculated in accordance with Exhibit B.

     (iii) Incurred Benefits ceded (defined consistent with the Annual Statement line items referenced in this subparagraph) to the Reinsurer by the Ceding company under this Agreement, and as currently represented on Annual Statement page 4, Lines 8 through 16A and Line 28 before the adjustments needed to reflect this Agreement with respect to the Ceding Company.

     (iv) Periodic cash transfers related to policy cash flows made during the settlement period.

If the Reinsurance Settlement amount for the quarter is positive, the Ceding Company shall remit such amount within forty-five (45) days after the end of the calendar quarter. If the Reinsurance Settlement amount for the quarter is negative, the Reinsurer shall remit such amount to the Ceding Company within forty-five (45) days following the end of the calendar quarter.

B. The Ceding Company will provide the Reinsurer with accounting reports no less frequently than quarterly within fifteen (15) business days after the end of each calendar quarter. These reports will contain sufficient information about the Policies to enable the Reinsurer to prepare its quarterly and annual financial reports.

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                                   ARTICLE VI
                                   TAX MATTERS

A. On a basis no less frequent than quarterly, the Ceding Company and the Reinsurer shall settle the federal income tax consequences relating to the reinsurance of the Policies hereunder. Such settlement shall be determined by comparing (a) the Ceding Company's separate return tax liability (or refund), determined as set forth below and calculated prior to taking into account any settlement under this paragraph (the "Actual Tax Liability"), with (b) the Ceding Company's separate return tax liability (or refund) that would have been incurred if the Policies were written directly by the Reinsurer and the invested assets and related reserves were held by the Reinsurer (the "Pro Forma Tax Liability"). If the Actual Tax Liability exceeds the Pro Forma Tax Liability, the Reinsurer shall pay to the Ceding Company such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate); if the Actual Tax Liability is less than the Pro Forma Tax Liability, the Ceding Company shall pay to the Reinsurer such amount (grossed-up to take into account the tax on such payment, determined at the highest federal corporate income tax rate). For this purpose, the Actual Tax Liability shall be computed as follows: (i) if the Ceding Company is not a member of the same consolidated tax group as the Reinsurer, the Actual Tax Liability shall be determined as if the Ceding Company filed a separate federal income tax return and all the income on such return were taxed at the highest federal corporate income tax rate; (ii) if the Ceding Company is a member of the same consolidated tax group as the Reinsurer, the Actual Tax Liability of the Ceding Company shall be the amount of consolidated group's tax allocable to the Ceding Company under any tax sharing agreements with members of the group. The Pro Forma Tax Liability shall be determined under similar principles.

B. With respect to this Agreement, the Ceding Company and the Reinsurer hereby make the election as set forth in Exhibit C and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

                                   ARTICLE VII
                                 RESERVE CREDIT

The Reinsurer shall, to the extent necessary, together with all its subsequent retrocessionaires, establish adequate net reserves, and shall agree in good faith to take any other steps necessary, pursuant to the requirements of Texas or any other state or jurisdiction in which the Ceding Company is licensed or accredited, for the Ceding Company to take statutory credit for reinsurance ceded to an unadmitted, unauthorized or unaccredited reinsurer, up to the full amount of the reserve that the Ceding Company would have established for the Policies if it had retained the Policies.

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                                  ARTICLE VIII
                                   OVERSIGHTS

The Reinsurer shall be bound as the Ceding Company is bound, and it is expressly understood and agreed that if failure to reinsure or failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had such error or oversight not occurred.

                                   ARTICLE IX
                              INSPECTION OF RECORDS

The Ceding Company and the Reinsurer shall have the right, upon reasonable prior notice and at any reasonable time, to examine at the office of the other, any books, documents, reports or records which pertain in any way to the contracts reinsured under this Agreement.

                                    ARTICLE X
                                   INSOLVENCY

A. The portion of any risk or obligation assumed by the Reinsurer, when such portion is ascertained, shall be payable on demand of the Ceding Company at the same time as the Ceding Company shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies without diminution because of the insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company and the appointment of a conservator, liquidator or statutory successor of the Ceding Company, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or, by any conservator, liquidator or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or its conservator, liquidator or statutory successor.

B. Further, in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of any obligation of the insolvent Ceding Company on any Net Ceded Liability, whereupon the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

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C.   In the event of the Reinsurer's insolvency, this treaty will terminate, and the Terminal Accounting and Settlement described in Article XIV will occur. Any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor.

                                   ARTICLE XI
                                   ARBITRATION

Any dispute arising with respect to this Agreement which is not settled by mutual agreement of the parties shall be referred to arbitration. Within twenty
(20) days from receipt of written notice from one party that an arbitrator has been appointed, the other party shall also name an arbitrator. The two arbitrators shall choose a third arbitrator within twenty (20) days following the appointment of the second arbitrator, and shall forthwith notify the contracting parties of such choice. Each arbitrator shall be a present or former officer of a life insurance company or life reinsurance company and should have no present or past affiliation with this Agreement or with either party. The arbitrators shall consider this Agreement as an honorable engagement rather than merely as a legal obligation, and shall be relieved of all judicial formalities; provided, however, the arbitration shall be governed pursuant to the rules of the American Arbitration Association and the laws of Illinois. The decision of the arbitrators shall be final and binding upon the parties hereto, and may not be appealed to any court or other forum. The decision of the arbitrators shall be handed down within forty-five (45) days of the date on which the arbitration is concluded. Each party shall bear the expenses of its own arbitrator and shall jointly and equally bear the expenses of the third arbitrator and of the arbitration. Any such arbitration shall take place at the Home Office of the Reinsurer, unless some other location is mutually agreed upon.

                                   ARTICLE XII
                              PARTIES TO AGREEMENT

This Agreement is solely between the Ceding Company and the Reinsurer. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the Reinsurer and any party in interest under any Policy. Ceding Company shall be and remain solely liable to any insured, contract owner, or beneficiary under any contract reinsured hereunder.

                                  ARTICLE XIII
                      DURATION OF AGREEMENT AND TERMINATION

A. DURATION. This agreement will be effective as of the Effective Date, and will be unlimited as to its duration except as provided otherwise herein.

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B.   TERMINATION OF REINSURER'S LIABILITY. The Reinsurer's liability with respect to a Net Ceded Liability will terminate on the earliest of: (1) the date such Net Ceded Liability is recaptured in accordance with paragraph C below; (2) the date the Ceding Company's liability on the underlying Policy is terminated; or (3) the date this Agreement is terminated pursuant to paragraph D of this Article XIII. Termination of the Reinsurer's liability is subject to payments in respect of such liability in accordance with the provisions of Article XIV.

C. TERMINATION BY CEDING COMPANY. At any time after the occurrence (or nonoccurrence, as the case may be) of any of the following, the Ceding Company shall have the right, at its option, upon delivery of written notice to the Reinsurer, to terminate this Agreement and recapture any and all of the Net Ceded Liabilities:

     (1) if the Reinsurer materially breaches any provision of this Agreement, which breach is not cured within sixty (60) days after receipt by the Reinsurer of notice thereof from the Ceding Company;

     (2) if the Ceding Company provides thirty (30) days prior written notice to the reinsurer.

D.   TERMINATION BY THE REINSURER. This Agreement may be terminated by the
     Reinsurer: (1) if the Ceding Company materially breaches this Agreement, which breach is not cured within sixty (60) days after receipt by the Ceding Company of written notice from the Reinsurer describing such breach; or (2) if the Ceding Company fails to pay any amounts due the Reinsurer pursuant to this Agreement within sixty (60) days following the end of any specified period, upon thirty (30) days prior written notice to the Ceding Company.

E. TERMINATION FOR NEW BUSINESS. This Agreement may be terminated with respect to the reinsurance of new business by either party giving the other party ninety (90) days written notice of termination to the other party.

F. SETTLEMENT. In the event of termination and recapture under paragraphs C or D of this Article XIII, there shall be a Terminal Accounting and Settlement pursuant to Article XIV of this Agreement.

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                                   ARTICLE XIV
                       TERMINAL ACCOUNTING AND SETTLEMENT

A. TERMINAL ACCOUNTING. In the event that this Agreement is terminated in accordance with paragraphs C or D of Article XIII above, a Terminal Accounting and Settlement will take place.

B. DATE. The terminal accounting date will be the earliest of: (1) the effective date of termination pursuant to any notice of termination given under this Agreement, or (2) any other date mutually agreed to by the parties in writing.

C. SETTLEMENT. The Terminal Accounting and Settlement will consist of the Reinsurance Settlement as calculated consistent with Article III and
     Article IV after the final settlement under Article IV has been completed, as of the terminal accounting date as if this Agreement were still in effect. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company within thirty (30) days from the date of termination. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer within thirty (30) days from the date of termination.

D. SUPPLEMENTARY ACCOUNTING AND SETTLEMENT. Within forty five (45) days after the end of the quarter following the Terminal Accounting and Settlement as provided above, a supplementary accounting will take place in accordance with Paragraph C above. Any amount owed to the Ceding Company or to the Reinsurer, as the case may be, by reason of such supplementary accounting will be paid promptly upon the completion thereof.

                                   ARTICLE XV
                               GENERAL PROVISIONS

A. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the Reinsurer and the Ceding Company with respect to the Policies. No variation, modification or changes to this Agreement shall be binding unless in writing and signed by an officer of each party.

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B.   NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and (1) delivered personally, (2) sent by facsimile transmission, (3) delivered by overnight express, or (4) sent by registered or certified mail, postage prepaid, as follows:

     If to the Reinsurer:       Allstate Life Insurance Company
                                3100 Sanders Rd.
                                Northbrook, Illinois 60062
                                Attn: Stephen C. Verney, Vice President, Finance
                                Facsimile No.: (847) 326-5054

     If to the Ceding Company:  Columbia Universal Life Insurance Company
                                11211 Taylor Draper Lane, Suite 200
                                Austin, Texas 78759
                                Attn: Zack G. Athens
                                Facsimile No.: (512) 346-8757

     All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Article XV shall:
     (1) if delivered personally or by overnight express, be deemed given upon delivery; (2) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (3) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C. EXPENSES. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

D. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

E. NO THIRD PARTY BENEFICIARY. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement.

F. AMENDMENT. This Agreement may only be amended or modified by a written instrument executed on behalf of both parties hereto.

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G.   ASSIGNMENT; BIND EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

H. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (1) such provision shall be fully severable; (2) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (3) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

I. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

J. WAIVER. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

K. HEADINGS, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words using the singular or plural number also include the plural or singular number, respectively; (2) the terms "HEREOF," "HEREIN," "HEREBY," "HERETO," "HEREUNDER," and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (3) the term "ARTICLE" refers to the specified Article of this Agreement; (d) the term "EXHIBIT" refers to the specified Exhibit attached to this Agreement; and (e) the term "PARTY" means, on the one hand, the Ceding Company, and on the other hand, the Reinsurer.

L. OFFSET. Any debits or credits incurred after the Effective Date in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off against each other dollar for dollar.

M. COMPLIANCE WITH LAWS. The parties hereto shall at all times comply with all applicable laws in performing their obligations under this Agreement.

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N.   ERRORS AND OVERSIGHTS. Each party to this Agreement will act reasonably in all matters within the terms of this Agreement. Clerical errors and oversights occasioned in good faith in carrying out this Agreement will not prejudice either party, and will be rectified promptly on an equitable basis.

IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.

ALLSTATE LIFE INSURANCE COMPANY

By:
   -------------------------------------
Title: Vice President
       ---------------------------------
Date:
      ----------------------------------
 COLUMBIA UNIVERSAL LIFE INSURANCE COMPANY

By:
   -------------------------------------
Title:
      ----------------------------------
Date:
     -----------------------------------

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                                    EXHIBIT A
                        ELIGIBLE AND INELIGIBLE POLICIES

Policies eligible for reinsurance under this Agreement are defined as all annuity contracts and supplementary contracts with and without life contingencies, assumed or issued by the Ceding Company

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

                                    EXHIBIT B
                        COMMISSION AND EXPENSE ALLOWANCE

While this Agreement is in effect, a Commission and Expense Allowance attributable to the Policies ceded to the Reinsurer under this agreement shall be made quarterly and used in the calculation of the Reinsurance Settlement required under Article IV of this Agreement. The Commission and Expense Allowance shall be equal to the sum of Items (a) through (d) less Item (e) below before the adjustments needed to reflect this Agreement on the Ceding Company:

(a) Commissions on premiums, annuity considerations and deposit types (direct business only), as currently represented on Annual Statement page 4, Line 20.

(b) Commissions and expense allowances on reinsurance assumed, as currently represented on Annual Statement page 4, Line 21.

(c) General insurance expenses allocated to Net Ceded Liabilities, calculated in accordance with the following:

        (i)    $30.00 per Policy issued and placed in force after the Effective
               Date;

        (ii)   0.35% of premium collected;

        (iii)  $3.50 per inforce Policy per month.

(d) Insurance taxes, licenses and fees, excluding federal income taxes, as currently represented on Annual Statement page 4, Line 23.

(e) Commissions and expense allowances under reinsurance ceded under Third-Party Reinsurance Agreements, as currently represented on Annual Statement page 4, Line 5.

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

                                    EXHIBIT C
                                  TAX ELECTION

The Ceding Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations
Section 1.848-2 as in effect on the date hereof. As used below, the term "PARTY" or "PARTIES" shall refer to the Ceding Company or the Reinsurer, or both, as appropriate.

1. The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations)with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of
     Section 848(c)(1) of the Code.

2. The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

     (a) By April 1 of each year, the Ceding Company will submit a schedule to the Reinsurer of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Ceding Company stating the amount of the Net Consideration the Ceding Company will report in its tax return for the preceding calendar year.

     (b) Within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation, the Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing. If the Reinsurer does not notify the Ceding Company that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Reinsurer shall also report the Net Consideration as determined by the Ceding Company in the Reinsurer's tax return for the preceding calendar year.

     (c) If the Reinsurer provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date the Ceding Company receives the alternative calculation from the Reinsurer. When the Ceding Company and the Reinsurer reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.

                                       17